EXHIBIT 8.1

LINDQUIST & VENNUM P.L.L.P.

4200 IDS CENTER	IN DENVER:
80 SOUTH EIGHTH STREET	600 17TH STREET, SUITE 1800 SOUTH
MINNEAPOLIS, MN 55402-2274	DENVER, COLORADO 80202-5441
TELEPHONE: 612-371-3211	TELEPHONE: 303-573-5900
FAX: 612-371-3207	FAX: 303-573-1956

ATTORNEYS AT LAW	www.lindquist.com

February 23, 2007

STEN Corporation

10275 Wayzata Blvd., Suite 310

Minnetonka, Minnesota 55305

Ladies and Gentlemen:

We have acted as counsel to STEN Corporation, a Minnesota corporation (the “Company”), in connection with (i) the issuance and sale by the Company of up to $25,000,000 of renewable, unsecured, subordinated notes (the “Notes”) and (ii) the preparation of the Company's Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “1933 Act”).

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the form of Note and the Indenture by and between the Company and Wells Fargo Bank, National Association, (the “Indenture,” and together with the form of Note, the “Note Documents”), each in the form filed as an exhibit to the Registration Statement, and of the Registration Statement and of such corporate records and other agreements, documents and instruments, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In all cases, we have assumed the legal capacity of each natural person signing any of the Note Documents, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Company. We have further assumed that the Note Documents have been duly authorized, executed and delivered by, and are the legal, valid and binding obligations of, all parties thereto other than the Company.

As to questions of fact material to this opinion, we have relied upon the accuracy of the representations and warranties made by the parties in the Note Documents, and upon statements made to us in discussions with the Company's management. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, in our opinion, the statements in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences,” to the extent they constitute matters of law or legal conclusions, are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ LINDQUIST & VENNUM PLLP